Exhibit 10.1
July 20, 2017
Mr. Marc Ungerman
6533 Sherwood Avenue
Edina, MN 55435
Re: Retention Bonus
Dear Marc:
Christopher & Banks Corporation (the “Company”) considers the maintenance of a strong management team as essential to protecting and enhancing the best interests of the Company and its stakeholders. This includes your continued service and dedication to the interests of the Company. The Company recognizes that recent events may have created some uncertainty with respect to your employment status and could possible distract you from your duties. To encourage and incentivize you to remain as an employee focused on your duties and responsibilities without distraction, the Company is proposing to pay you a retention bonus as described below. If these proposed terms meet with your approval, please sign below.
1. Retention Bonus and Eligibility Requirements.
In recognition of your continued service with the Company or one of the Company’s subsidiaries between now and through July 17, 2018 (the “Retention Period”), we are offering you a retention cash bonus in the amount of $50,000, less all applicable withholdings and deductions (the “Retention Bonus”) subject to the terms and conditions outlined below.

•	Your performance has been satisfactory, as determined in the Company’s sole discretion, from the date of this letter agreement through the end of the Retention Period.

•	During the Retention Period, you agree to devote your full time and effort to the best of your ability to carry out the duties of your current position.

•	You are actively employed on the last day of the Retention Period.

•	You have not given notice of your intent to resign from employment on or before the last day of the Retention Period.

•
The Company has not given you notice of its intent to terminate your employment on or before the last day of the Retention Period; provided, however, that you will be eligible to receive a pro-rata portion of the Retention Bonus if the Company terminates your employment other than for “Cause” as defined below prior to the end of the Retention Period.

If you are eligible to receive the Retention Bonus, it will be paid to you in a lump sum on a regularly scheduled payroll date within 18 days following the end of the Retention Period.

2. Termination Prior to End of Retention Period.
In the event your employment is terminated during the Retention Period other than for “Cause”, you shall be entitled to a prorated Retention Bonus based upon the number of days elapsed in the Retention Period as of the date of your termination.
3. Income Taxes. You are liable for any federal, state and local income or other taxes applicable upon the receipt of the Retention Bonus pursuant to this Agreement, and you acknowledge that you should consult with your own tax advisor regarding the applicable tax consequences. Such payment will be subject to required and applicable tax withholding obligations.
4. No Right to Continued Employment. Your employment remains “at will”. This Agreement does not provide any guarantee or promise of continued employment with the Company (or any of its subsidiaries), and the Company (or any subsidiary employing you) retains the right to terminate the employment at any time, with or without cause, for any reason or no reason, except as may be restricted by law or contract.
5. Section 409A of the Internal Revenue Code. This Agreement shall be interpreted and construed in a manner that avoids the imposition of taxes and other penalties under Section 409A of the Internal Revenue Code, as amended (the “Code”) (such taxes and other penalties referred to collectively as “409A Penalties”). In the event that the Company determines that the terms of this Agreement would subject you to 409A Penalties, the Company and you shall cooperate diligently to amend the terms of this Agreement to avoid such 409A Penalties, to the extent possible; provided, however, that this Section 5 shall not create any obligation on the part of the Company to adopt any such amendment or take any such other action. All references in this Agreement to your termination or cessation of employment shall mean a “separation from service” within the meaning of Section 409A of the Code. The Retention Bonus under this Agreement shall be considered a separate payment for purposes of Section 409A of the Code. Notwithstanding any other provision in this Agreement, if on the date of your “separation from service”, you are a “specified employee,” as defined in Section 409A of the Code, then to the extent any amount payable under this Agreement upon your separation from service would be a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such payment shall be delayed until the earlier to occur of (x) the first day of the seventh month following your separation from service or (y) the date of your death (payable in a lump-sum amount equal to the cumulative amount that would have otherwise been payable to you during such period). Notwithstanding any of the foregoing provisions of this Section 5, under no circumstances shall the Company be responsible for any taxes, penalties, interest or other losses or expenses incurred by you with respect to Section 409A of the Code.
6. Merger Clause/Agreement with the Company dated October 20, 2015 Remains in Force. This letter agreement contains all of the understandings and representations between the Company and you relating to the Retention Bonus and supersedes all prior and contemporaneous understandings, discussions, agreements, representations, and warranties, both written and oral, with respect to any Retention Bonus. This letter agreement does not supersede or in any way impact your or the Company’s rights and obligations under the Agreement (as amended) you have with the Company dated October 20, 2015.

7. Definitions.
(a) “Cause” shall have the same meaning as in the Agreement, as amended, between the Company and you dated October 20, 2015.
8. Nonassignability. Your rights or benefits and obligations under this Agreement shall not be subject to anticipation, alienation, sale, assignment, pledge, encumbrance or charge, other than by will or the laws of descent and distribution in the event you die after the Retention Period but before payment is made. Any attempt to anticipate, alienate, sell, assign, pledge, encumber or charge the same shall be void.
9. Acknowledgment. This Agreement shall not be effective until you date and sign this Agreement in the area noted below and return a signed copy of this Agreement to the Company. By signing the Agreement, you agree to the terms and conditions of this Agreement.
10. Miscellaneous.
(a) All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by, and construed in accordance with, the laws of the State of Minnesota, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Minnesota or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Minnesota.
(b) All notices, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been given (i) when delivered personally to the recipient, if during business hours on a business day, (ii) one (1) business day after being sent to the recipient by reputable overnight courier service (charges prepaid), or (iii) four (4) business days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, in each case to the address set forth below, or such other address as the recipient party has previously delivered notice to the sending party:
If to you:
Marc Ungerman
6533 Sherwood Avenue
Edina, MN 55435

If to the Company:
Christopher & Banks Corporation
Attention: General Counsel
2400 Xenium Lane North
Plymouth, MN 55441

(c) Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.
(d) The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.
(e) This Agreement may not be amended or modified other than by a written agreement executed by the parties hereto or their respective successors and legal representatives. Your or the Company’s failure to insist upon strict compliance with any provision of this Agreement, or the failure to assert any right you or the Company may have hereunder, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

CHRISTOPHER & BANKS CORPORATION		EMPLOYEE
By:	/s/ Joel Waller	/s/ Marc Ungerman
	Joel Waller	Marc Ungerman
Its:	Interim President and Chief Executive Officer

Date:	July 20, 2017	Date:	July 25, 2017

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